Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of July 15, 2010

between

People’s United Financial, Inc.

and

Smithtown Bancorp, Inc.

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5.14	Assumption by Parent of Certain Obligations	42
5.15	Financial Statements and Other Current Information	42
5.16	Shareholder Litigation	43

	ARTICLE VI Conditions

6.1	Conditions to Each Party’s Obligation to Effect the Merger	43
6.2	Conditions to Obligation of Parent	44
6.3	Conditions to Obligation of the Company	44

	ARTICLE VII Termination

7.1	Termination by Mutual Consent	45
7.2	Termination by Parent	45
7.3	Termination by the Company	46
7.4	Effect of Termination and Abandonment	46

	ARTICLE VIII Miscellaneous

8.1	Survival	47
8.2	Modification or Amendment	48
8.3	Waiver of Conditions	48
8.4	Counterparts	48
8.5	Governing Law	48
8.6	Notices	48
8.7	Entire Agreement, Etc.	48
8.8	Definitions of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates	49
8.9	Specific Performance	49
8.10	Expenses	49
8.11	Interpretation; Effect	49
8.12	Severability	50
8.13	No Third-Party Beneficiaries	50
8.14	Waiver of Jury Trial	51
8.15	Submission to Jurisdiction; Selection of Forum	51

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INDEX OF DEFINED TERMS

Term	Section

Acquisition Proposal	5.6(a)
affiliate	8.8(a)
Approvals	5.8(a)
Bank Merger	1.4
Bank Subsidiary	1.4
Benefit Plans	4.3(n)(1)
Cash Election Shares	2.1(e)
Change in Recommendation	5.2(b)
Chosen Courts	8.15
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Common Stock	Recital B
Company Material Contract	4.3(k)(1)
Company Meeting	5.2(a)
Company Preferred Stock	Recital B
Company Regulatory Agreement	4.3(i)(1)
Company Restricted Stock	5.9(a)
Company Rights	4.3(e)(6)
Company Rights Plan	4.3(e)(6)
Company Stock Plans	5.9(a)
Company Warrants	3.1(b)(1)
Confidentiality Agreement	5.5(b)
Converted Cash Election Share	2.1(f)(1)(C)
Converted Stock Election Share	2.1(f)(2)(B)
CRA	4.3(z)
Derivative Transaction	4.3(r)(2)
DGCL	1.1(b)
Disclosure Letter	4.1
Effective Time	1.2(a)
Election	2.1(e)
Election Deadline	2.4(b)(1)
Election Form	2.1(e)
Employees	4.3(n)(1)
Environmental Laws	4.3(p)
ERISA	4.3(n)(1)
Exception Share	2.1(d)
Exchange Act	5.6(a)
Exchange Agent	2.1(e)
Exchange Fund	2.4(a)
Exchangeable Shares	2.1(g)(2)
FHLB	4.3(c)(4)
GAAP	3.1(i)
Governing Documents	3.1(h)
Governmental Entity	4.3(f)(1)
Indemnified Liabilities	5.10(a)
Indemnified Parties	5.10(a)
Indemnified Party	5.10(a)

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Insurance Amount	5.10(b)
Internal Revenue Code	Recital C
IRS	4.3(n)(2)
IT Assets	4.3(w)
Liens	4.3(c)(2)
Loans	4.3(x)(1)
Material Adverse Effect	4.2(b)
Merger	1.1(a)
Merger Consideration	2.1(a)(2)
NASDAQ	2.1(g)(1)
New Certificate	2.4(a)
New Share	2.4(a)
No-Election Shares	2.1(e)
NYBCL	1.1(b)
Old Certificates	2.1(c)
Old Share	2.1(c)
OREO	3.1(f)
Parent	Preamble
Parent Bank	1.4(a)
Parent Common Stock	Recital A
Parent Preferred Stock	Recital A
Parent Share Price	2.1(g)(1)
party	8.11(d)
Per Share Cash Consideration	2.1(a)(2)
Per Share Consideration	2.1(g)(3)
Per Share Stock Consideration	2.1(a)(1)
Person	8.11(e)
Plan	Preamble
Previously Disclosed	3.1
Proprietary Rights	4.3(w)
Proxy Statement	5.3(a)
REIT	4.3(q)(4)
Registration Statement	5.3(a)
Regulatory Approvals	4.3(f)(2)
Regulatory Authorities	4.3(i)(1)
Regulatory Filings	4.3(g)(1)
Representatives	5.6(a)
Requisite Regulatory Approvals	6.1(b)
Rights	4.3(b)(3)
SEC	4.3(f)(1)
Securities Act	4.3(g)(1)
Significant Subsidiary	5.6(a)
Signing Cash Amount	2.1(g)(3)
Signing Exchange Ratio	2.1(g)(3)
Stock Conversion Number	2.1(f)(1)
Stock Election Shares	2.1(e)
Stock-Selected No-Election Share	2.1(f)(1)(B)
Subscription Agreements	3.1(b)(1)
subsidiary	8.8(a)
Subsidiary Plan of Merger	1.4(a)
Superior Proposal	5.6(a)
Surviving Corporation	1.1(a)

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Takeover Laws	4.3(u)
Takeover Provisions	4.3(u)
Tax	4.3(q)
Tax Returns	4.3(q)(1)
Taxes	4.3(q)
Termination Date	7.2(b)
Termination Payment	7.4(b)
Warrant	2.3

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AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2010 (this “Plan”), between People’s United Financial, Inc. (“Parent”) and Smithtown Bancorp, Inc. (the “Company”).

RECITALS

A. Parent. Parent is a Delaware corporation with its principal executive offices located in Connecticut. As of the date hereof, Parent has (i) 1,950,000,000 authorized shares of common stock, par value $0.01 per share (“Parent Common Stock”), of which not more than 370,903,347 shares are outstanding and not more than 3,706,372 shares are held in the treasury of Parent, and (ii) 50,000,000 authorized shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”), of which no shares are outstanding.

B. Company. The Company is a New York corporation with its principal executive offices located in New York. As of the date hereof, the Company has (i) 35,000,000 authorized shares of common stock, par value $0.01 per share (“Company Common Stock”), of which not more than 14,967,508 shares are outstanding and not more than 2,051,864 shares are held in the treasury of the Company, and (ii) 1,000,000 authorized shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which no shares are outstanding.

C. Intention of the Parties. Each of the parties to this Plan intends that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”) and that this Plan will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

D. Approvals. The board of directors of Parent has determined that this Plan and the transactions contemplated hereby are advisable and in the best interests of Parent and the best interests of its shareholders. The board of directors of the Company has (i) adopted this Plan and declared that this Plan and the transactions contemplated hereby are advisable and in the best interests of the Company and the best interests of its shareholders and (ii) directed that this Plan and the transactions contemplated hereby be submitted for consideration at a special meeting of the Company’s shareholders.

NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and mode of carrying it into effect, which are as follows:

ARTICLE I

The Merger

1.1 The Merger.

(a) Subject to the terms and conditions of this Plan, at the Effective Time, the Company will merge with and into Parent (the “Merger”), and the separate corporate existence of the Company will thereupon cease. Parent will be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and will continue to be governed by the laws of Delaware.

(b) The Merger will have the effects specified in this Plan and the Delaware General Corporation Law (the “DGCL”) and the New York Business Corporation Law (the “NYBCL”).

(c) At the Effective Time, the Certificate of Incorporation of Parent, as then in effect, will be the Certificate of Incorporation of the Surviving Corporation, and the By-Laws of Parent, as then in effect, will be the By-Laws of the Surviving Corporation.

(d) The name of the Surviving Corporation will be the name of Parent.

1.2 Effective Time.

(a) Subject to the terms and conditions of this Plan, on or before the Closing Date, the parties will execute and cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL and a certificate of merger to be filed with the Secretary of State of the State of New York as provided in Section 907 of the NYCBL. The Merger will become effective at such time as such certificates of merger have been filed, or at such other time as may be specified therein. The date and time at which the Merger becomes effective is herein referred to as the “Effective Time.”

(b) Parent and the Company will each cause the Effective Time to occur not later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in Sections 6.1(a), (b) and (d) of this Plan, but subject to the satisfaction or waiver of the other conditions set forth in Article VI. Notwithstanding anything to the contrary in this Section 1.2(b), Parent and the Company may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree, consistent with the provisions of the DGCL and the NYBCL.

1.3 Closing. The closing of the Merger (the “Closing”) will take place at such time and place as Parent and the Company will agree, on the date when the Effective Time is to occur (the “Closing Date”).

1.4 Bank Merger.

(a) Simultaneously with the Merger, Bank of Smithtown, a New York banking organization and subsidiary of the Company (the “Bank Subsidiary”), will merge with and into People’s United Bank, a federally chartered stock savings bank and subsidiary of Parent (“Parent Bank”). This merger is hereinafter sometimes referred to as the “Bank Merger.” Parent Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence, and, following the Bank Merger, the corporate existence of the Bank Subsidiary shall cease. The parties agree that the Bank Merger shall become effective simultaneously with the Effective Time.

(b) The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Parent and approved by the Company, such approval not to be unreasonably withheld or delayed (the “Subsidiary Plan of Merger”). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) the Company shall cause the Subsidiary Bank to approve the Subsidiary Plan of Merger, the Company, as the sole shareholder of the Subsidiary Bank, shall approve the Subsidiary Plan of Merger and the Company shall cause the Subsidiary Plan of Merger to be duly executed by the Subsidiary Bank and delivered to Parent and (ii) Parent shall cause Parent Bank to approve the Subsidiary Plan of Merger, Parent, as the sole shareholder of Parent Bank, shall approve the Subsidiary Plan of Merger and Parent shall cause Parent Bank to duly execute and deliver the Subsidiary Plan of Merger to the Company. Prior to the Effective Time, the Company shall cause the Subsidiary Bank, and Parent shall cause Parent Bank, to execute such certificate of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time.

ARTICLE II

Conversion or Cancellation of Shares

2.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, will be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of Sections 2.1(e) and (f), the other provisions of this Section 2.1 and possible adjustment as set forth in Section 2.5, either:

(1) that number of fully paid and nonassessable shares of Parent Common Stock equal to the result obtained by dividing the Per Share Consideration by the Parent Share Price (the “Per Share Stock Consideration”), or

(2) an amount in cash, without interest, equal to the Per Share Consideration (the “Per Share Cash Consideration,” and, together with the Per Share Stock Consideration, the “Merger Consideration”).

(b) Parent Common Stock; Parent Preferred Stock. Each share of common stock, par value $0.01 per share, of Parent and each share of preferred stock, par value $0.01 per share, of Parent outstanding, if any, immediately prior to the Effective Time will remain outstanding as one share of common stock or preferred stock, as the case may be, of the Surviving Corporation.

(c) Cancellation of Old Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is referred to as an “Old Share.” At the Effective Time, Old Shares will cease to be outstanding, will be canceled and retired and will cease to exist, and each holder of (1) a certificate formerly representing Old Shares and (2) evidence of Old Shares in book-entry form (collectively, “Old Certificates”) will thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with Section 2.3, the Merger Consideration applicable to such Old Shares.

(d) Exception Shares. At the Effective Time, each Exception Share owned by Parent or the Company or their respective subsidiaries will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. “Exception Share” means a share of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by Parent, the Company or a subsidiary of either.

(e) Election. Subject to the allocation procedures set forth in Section 2.1(f), each record holder of Company Common Stock will be entitled (i) to elect to receive shares of Parent Common Stock for all or some of the shares of Company Common Stock (“Stock Election Shares”) held by such record holder, (ii) to elect to receive cash for all or some of the shares of Company Common Stock (“Cash Election Shares”) held by such record holder or (iii) to indicate that such holder makes no such election for all or some of the shares of Company Common Stock (“No-Election Shares”) held by such record holder. All such elections (each, an “Election”) shall be made on a form designed for that purpose and agreed to by Parent and the Company (an “Election Form”). Any shares of Company Common Stock for which the record holder has not, as of the Election Deadline (as defined below), properly submitted to an exchange agent appointed by Parent and reasonably acceptable to the Company (the “Exchange Agent”) a properly completed Election Form will be deemed No-Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.

(f) Allocation. Notwithstanding anything to the contrary in this Plan, the allocation among the holders of shares of Company Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration will be made as follows:

(1) Number of Stock Elections Less Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than a number equal to the number of Exchangeable Shares minus the result obtained by dividing (x) the product of the number of Exchangeable Shares and the Signing Cash Amount by (y) the Per Share Consideration (the “Stock Conversion Number”), then

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated No-Election Share (each, a “Stock-Selected No-Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is equal to or less than the Stock Conversion Number, all No-Election Shares will be Stock-Selected No-Election Shares,

(C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Conversion Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

(D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(2) Number of Stock Elections Greater Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the Stock Conversion Number, then

(A) each Cash Election Share and No-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares (“Converted Stock Election Shares”) so that the difference of (x) the number of Stock Election Shares less (y) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

(C) each Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

(3) Number of Stock Elections is Equal to the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is equal to the Stock Conversion Number, then

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

(B) each Cash Election Share and No-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(g) Certain Definitions.

(1) “Parent Share Price” means the arithmetic average of the last reported per share sales prices of Parent Common Stock on the NASDAQ Global Select Market (the “NASDAQ”), as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source agreed between Parent and the Company, for each of the five (5) full consecutive trading days ending on the trading day immediately prior to the Closing Date.

(2) “Exchangeable Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding Exception Shares, rounded to the nearest whole share.

(3) “Per Share Consideration” means the sum, rounded to the nearest whole cent, of (a) $2.00 (the “Signing Cash Amount”) plus (b) the product, rounded to the nearest one thousandth, of 0.143 (such number being the “Signing Exchange Ratio”) and the Parent Share Price.

2.2 Fractional Shares. Notwithstanding any other provision of this Article II, no fractional shares of Parent Common Stock will be issued pursuant to the Merger. Instead, Parent will pay or cause to be paid to the holder of any Old Shares that would, pursuant to paragraph 2.1, otherwise be entitled to receive fractional shares of Parent Common Stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of (x) the fraction of a share to which such holder would otherwise have been entitled (after taking into account all Old Shares owned by such holder at the Effective Time to be converted into Parent Common Stock) and (y) the Parent Share Price.

2.3 Warrant. At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (each, a “Warrant”) shall remain outstanding pursuant to the terms of such Warrant; provided, however, that each such Warrant shall thereafter entitle the holder thereof to receive upon exercise of such Warrant, in accordance with the terms of such Warrant, the Per Share Stock Consideration in the manner and upon the terms set forth in such Warrant.

2.4 Exchange of Old Certificates for New Certificates.

(a) Exchange Agent. At or before the Effective Time, Parent will make available or cause to be made available to the Exchange Agent (1) certificates or, at Parent’s option, evidence of shares in book-entry form (each, a “New Certificate”), representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) (each, a “New Share”) and (2) cash to make the payments pursuant to Section 2.1(a) and Section 2.2, in each case, in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article II (collectively, the “Exchange Fund”). Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for nine (9) months after the Effective Time shall, to the extent permitted by applicable law, be paid to Parent or as directed by Parent. In such event, any holder of Old Certificates that has not theretofore exchanged its Old Certificates for the Merger Consideration pursuant to this Article II will thereafter be entitled to look exclusively to Parent for the Merger Consideration to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article II, in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party will be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Election and Exchange Procedures.

(1) (A) As promptly as reasonably practicable following the time of mailing of the Proxy Statement to the holders of record of Company Common Stock, or on such other date as the Company and Parent shall mutually agree, and thereafter from time to time as the Company may reasonably request until three days prior to the Election Deadline, Parent will cause the Exchange Agent to mail or deliver to each Person who is a holder of record of Company Common Stock for purposes of the Company Meeting the Election Form and a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to Old Certificates will pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such Person may be entitled pursuant to this Article II, and (B) as promptly as reasonably practicable following the Effective Time, Parent will cause the Exchange Agent to mail or deliver such letter of transmittal to each Person who was, immediately prior to the Effective Time, a holder of record of an Old Certificate and who did not previously properly complete and submit an Election Form including such letter of transmittal. Elections shall be made by mailing to the Exchange Agent a duly completed Election Form. An Election Form may specify which specific shares covered thereby are Cash Election Shares, Stock Election Shares or No-Election Shares. To be effective, an Election Form must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., New York City time, on the later of the date of the Company Meeting and the date that the parties believe to be as near as practicable to five business days prior to the anticipated Closing Date (or such other time and date as the Company and Parent may mutually agree) (the “Election Deadline”) and (y) accompanied by the certificate(s) representing the shares of Company Common Stock as to which the election is being made together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions. Parent will determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Election Forms have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. A holder of shares of Company Common Stock that does not submit an effective Election Form prior to the Election Deadline shall be deemed to have made a No-Election. An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any certificate(s) representing shares of Company Common Stock that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificate(s). Upon any such revocation, unless a duly completed Election Form is thereafter submitted prior to the Election Deadline and otherwise in accordance with this Section, such shares shall be deemed No-Election Shares. The Exchange Agent, in consultation with Parent and the Company, will make all computations to give effect to this Section.

(2) As promptly as reasonably practicable following the Effective Time, taking into account the computations contemplated by Section 2.1(f), each holder of record of an Old Certificate that has surrendered its Old Certificates, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, will be entitled to receive a New Certificate representing the shares of Parent Common Stock issuable in exchange therefor and/or a check representing cash payable pursuant to this Article II. No interest will accrue or be paid with respect to any New Certificates or cash to be delivered upon surrender of Old Certificates. Notwithstanding anything to the contrary contained in this Plan, any holder of Company Common Stock that holds such shares in book-entry form (rather than through a certificate formerly representing Old Shares) shall not be required to deliver a certificate or an executed letter of transmittal to the Exchange Agent in order to receive the consideration that such holder is entitled to receive pursuant to this Article II. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting the exchange (x) pay any transfer or other Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (y) establish to the satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of record of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Following surrender of any such Old Certificates, there will be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by law, holders of Company Common Stock who receive Parent Common Stock in the Merger will be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Plan but, beginning 30 days after the Effective Time, no such holder will be entitled to vote on any matter until such holder surrenders such Old Certificate for exchange as provided in Section 2.3(b).

(d) Transfers. At or after the Effective Time, there will be no transfers of Old Shares on the stock transfer books of the Surviving Corporation.

(e) Lost, Stolen or Destroyed Certificates. If any Old Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, Parent or the Exchange Agent will, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and pay or cause to be paid the amounts deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

2.5 Adjustment of Signing Exchange Ratio. If Parent changes (or the board of directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Signing Exchange Ratio will be adjusted proportionately to account for such change.

2.6 Reservation of Right to Revise Structure. Parent may at any time change the method of effecting the business combination contemplated by this Plan if and to the extent that it deems such a change to be desirable (including by providing for the merger of the Company and a wholly owned subsidiary of Parent); provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as merger consideration, (b) materially impede or delay consummation of the Merger, (c) adversely affect the federal income tax treatment of holders of Company Common Stock in connection with the Merger (such adverse effect to be reasonably determined by the Company) or (d) result in the Bank Merger taking place at any time other than simultaneously with the Merger. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

2.7 Withholding Rights. Each of Parent and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Plan such amounts as they are required to deduct and withhold with respect to such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by Parent or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Plan as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Conduct of Business Pending Merger

3.1 Company Forbearances. The Company agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Plan or as set forth in its Disclosure Letter (“Previously Disclosed”), without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), it will not, and will cause each of its subsidiaries not to:

(a) Ordinary Course. Conduct its business and the business of its subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to maintain and preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair or delay its ability to perform its obligations under this Plan or to consummate the transactions contemplated hereby.

(b) Capital Stock.

(1) Issue, sell or otherwise permit to become outstanding, or dispose of, encumber, pledge, authorize or propose the creation of, any additional shares of its capital stock, voting securities, other equity interests or Rights other than pursuant to Rights outstanding on the date hereof, including for the avoidance of doubt pursuant to the Rights arising under the Warrants to Purchase Common Stock (the “Company Warrants”) issued by the Company to the purchasers thereof pursuant to Subscription Agreements dated as of June 29, 2009 and July 27, 2009 (the “Subscription Agreements”);

(2) enter into any agreement with respect to the foregoing; or

(3) permit any additional shares of its capital stock, voting securities or other equity interests to become subject to new grants, other Rights or similar stock-based director or employee rights or incentive arrangements.

(c) Dividends, Etc.

(1) Set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interests or make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other equity interests, other than (A) dividends from its direct or indirect wholly owned subsidiaries to it or another of its wholly owned subsidiaries and (B) dividends on preferred stock of subsidiaries, the common stock of which is wholly owned directly or indirectly by the Company, in accordance with the terms thereof; or

(2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, voting securities, other equity interests or Rights or grant any person any Rights to acquire any shares of its capital stock, voting securities or other equity interest.

(d) Compensation; Employment Agreements; Etc. Enter into, amend, terminate or renew any employment, change of control, retention, consulting, severance or similar agreements or arrangements with any of its directors, officers, employees or independent contractors or those of its subsidiaries or grant any increase in, set aside assets to fund or accelerate the payment or vesting of, compensation or benefits or pay or provide any compensation or benefits not required to be paid or provided, except (1) for changes that are required by applicable law and (2) to satisfy Previously Disclosed contractual obligations under applicable Benefit Plans.

(e) Benefit Plans. Enter into, establish, adopt, terminate or amend any Benefit Plan, except (1) as may be required by applicable law or (2) to satisfy Previously Disclosed contractual obligations under applicable Benefit Plans or this Plan.

(f) Dispositions. Other than with respect to Other Real Estate Owned (“OREO”), sell, license, lease, transfer, mortgage, encumber or otherwise dispose of or discontinue, or abandon or fail to maintain, any of its rights, assets, deposits, business or properties, except for sales of Loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice.

(g) Acquisitions. (1) Make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital or (2) make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned subsidiary of the Company; except for (A) foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted, (B) in a fiduciary or similar capacity in the ordinary and usual course of business consistent with past practice and (C) transactions that, in each case, are in the ordinary course of business consistent with past practice and that, together with all other such transactions, are not material to the Company.

(h) Governing Documents. Adopt or implement any amendment to its certificate of incorporation, bylaws or similar governing documents (“Governing Documents”) or the Governing Documents of any of its subsidiaries, except as contemplated by this Plan or as required by applicable law.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles (“GAAP”), applicable regulatory accounting requirements or applicable law, in each case, as approved in writing by the Company’s independent public accountants.

(j) Contracts. Enter into, renew, extend or terminate (1) any lease, license, contract or other agreement or amendment thereof that (A) other than loans, funding arrangements and other transactions made in the ordinary course of the banking business consistent with past practice and in accordance with paragraph (k) below, calls for aggregate annual payments of $500,000 or more, or (B) contains any provision whereby the consummation of the transactions contemplated hereby would constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies, any right of termination or the loss of any benefit under, such contract or agreement, (2) any Company Material Contract or any lease, license, contract or other agreement that would be a Company Material Contract if entered into prior to the date hereof, or (3) any agreement with any broker or finder in connection with the Merger or the other transactions contemplated hereby; or make any material change in any of such contracts or other agreements or amendments, other than in the case of clause (A), renewals of leases, licenses, contracts or other agreements for a term of one year or less without material changes to the terms thereof.

(k) Loans. Except for Loans or commitments for Loans that have previously been approved by the Company prior to the date hereof, without previously notifying and consulting with Parent, (1) make or acquire any Loan or issue a commitment for any Loan (A) in excess of $1,000,000 or (B) (i) that is not made in conformity, in all material respects, with the Company’s ordinary course lending policies and guidelines in effect as of the date hereof and (ii) in excess of $100,000, or which increases an existing Loan by $100,000 or more or (2) renew any Loan or extend an existing commitment for any Loan (A) in excess of $5,000,000 or (B) (x) that is not made in conformity, in all material respects, with the Company’s ordinary course lending policies and guidelines in effect as of the date hereof and (y) in excess of $100,000, or which increases an existing Loan by $100,000 or more.

(l) Claims. (1) Settle any claim, action or proceeding against it, except for settlements that (A) involve only monetary remedies in the ordinary course of business consistent with past practice not in excess of $200,000 individually or $500,000 in the aggregate for all such settlements (other than any Previously Disclosed settlements or proposed settlements) effected after the date hereof and (B) would not create precedent for claims that are reasonably likely to be material to the Company and its subsidiaries or, after the Effective Time, Parent and its subsidiaries or (2) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(m) Capital Expenditures; Indebtedness. (1) Make any capital expenditures in excess of (A) $150,000 per project or related series of projects or (B) $750,000 in the aggregate (in each case, not including any Previously Disclosed capital expenditures), (2) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other Person (other than deposits and similar liabilities in the ordinary course of business consistent with past practice and indebtedness of the Company’s subsidiaries to the Company) or (3) enter into any securitizations of loans or create any special purpose funding or variable interest entity.

(n) Certain Tax Matters. Make, change or revoke any material Tax election, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, change any material method of Tax accounting, adopt or change any taxable year or period, enter into any closing agreement with respect to Taxes, file any material amended Tax Return, settle or compromise any material claim for Taxes or surrender any material claim for a refund of Taxes.

(o) Business. Enter into any new line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect.

(p) Foreclosures. Other than in connection with foreclosure proceedings initiated prior to the date hereof, foreclose on or take a deed or title to any real estate other than single-family residential properties without having conducted within two years of the date of foreclosure a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35), 42 U.S.C. §9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of a hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws.

(q) Branches and Facilities. Permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of, any branch office or other facility, or make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or other facility.

(r) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and as Previously Disclosed, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its officers or directors other than Loans originated in the ordinary course of the business of the Company and its subsidiaries, and, in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 3.1.

(s) Securities Portfolio. Materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements.

(t) Changes to Policies and Practices. Make any material changes in its policies and practices with respect to (1) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (2) its hedging practices and policies.

(u) Marketing. Introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements.

(v) Regulatory Agreements. Fail to use commercially reasonable efforts to take any action that is required by a Company Regulatory Agreement, or willfully take any action that violates a Company Regulatory Agreement, other than with respect to obligations to raise capital.

(w) Adverse Actions. (1) Take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (2) take any action that is reasonably likely to result in (A) any of the conditions to the Merger or the Bank Merger set forth in Article VI not being satisfied in a timely manner, (B) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation or (C) any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect at any time prior to the Effective Time.

(x) Commitments. Agree or commit to do any of the foregoing.

3.2 Parent Forbearances. Parent agrees that from the date hereof until the Effective Time, except as contemplated by this Plan, as Previously Disclosed or as required pursuant to this Plan or by applicable law, without the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned), it will not, and will cause each of its subsidiaries not to:

(a) Governing Documents. Amend its Governing Documents in a manner that would affect the holders of Company Common Stock adversely relative to other holders of Parent Common Stock.

(b) Adverse Actions.

(1) Take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

(2) take any action that is reasonably likely to result in (A) any of the conditions to the Merger or the Bank Merger set forth in Article VI not being satisfied in a timely manner, (B) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation or (C) any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect at any time prior to the Effective Time.

ARTICLE IV

Representations

4.1 Disclosure Letters. On or prior to the execution and delivery of this Plan, Parent has delivered to the Company a letter and the Company has delivered to Parent a letter (each letter, a “Disclosure Letter,” the contents of which are deemed to be Previously Disclosed) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations contained in Section 4.3 or covenants contained herein; provided, however, that the mere inclusion of an item in a Disclosure Letter as an exception to a representation will not be deemed an admission by a party that such item was required to be disclosed therein.

4.2 Standard.

(a) For all purposes of this Plan, no representation of Parent or the Company contained in Section 4.3 (other than the representations contained in Section 4.3(b), which will be true and correct in all material respects, and Sections 4.3(g)(8)(B) and 4.3(g)(9), which will be true and correct in all respects) will be deemed untrue, and no party will be deemed to have breached a representation, as a consequence of the existence of any fact, circumstance, event, change, effect, development or occurrence unless such fact, circumstance, event, change, effect, development or occurrence, individually or taken together with all other facts, circumstances, events, changes, effects, developments or occurrences inconsistent with any representation contained in Section 4.3 (read for this purpose without regard to any individual reference to “materiality” or “Material Adverse Effect” set forth therein) has had or is reasonably likely to have a Material Adverse Effect with respect to Parent or the Company, as the case may be.

(b) The term “Material Adverse Effect” means an effect that (1) is materially adverse to the business, financial condition or results of operations of Parent, the Surviving Corporation or the Company, as the context may dictate, and its subsidiaries, taken as a whole, or (2) prevents or materially impairs the ability of Parent or the Company to timely consummate the transactions contemplated hereby; provided, however, that, in determining whether a Material Adverse Effect has occurred under clause (1), there will be excluded any effect to the extent attributable to or resulting from (A) any changes after the date hereof in laws, regulations or interpretations of laws or regulations generally affecting banks, savings associations or their holding companies, (B) any change in GAAP or regulatory accounting requirements, generally affecting banks, savings associations or their holding companies, (C) events, conditions or trends in economic, business or financial conditions generally or affecting banks, savings associations or their holding companies generally (including changes in interest rates or securities ratings and changes in the markets for securities), (D) changes after the date hereof in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) actions or omissions of Parent or the Company expressly required by the terms hereof, or (F) the announcement of this Plan and the transactions contemplated hereby; provided, however, that the effect attributable to or resulting from any of the changes, events, conditions or trends described in clauses (A), (B), (C) and (D) will not be excluded to the extent of the disproportionate impact, if any, they have on such party and its subsidiaries (relative to other banks, savings associations and their holding companies; and provided, further, that a decrease in the trading or market price of a party’s capital stock will not be considered, by itself, to constitute a Material Adverse Effect.

4.3 Representations. Except as Previously Disclosed (which phrase will include, in this Section 4.3, all items disclosed or contemplated by the Company’s or Parent’s public Regulatory Filings made prior to the date hereof and on or after January 1, 2009 (but in each case excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer)), the Company hereby represents and warrants to Parent, and Parent hereby represents and warrants to the Company, to the extent applicable, in each case with respect to itself and its subsidiaries, as follows:

(a) Organization and Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly licensed or qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. In the case of the Company, the copies of the Governing Documents of it and each of its Significant Subsidiaries, which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date hereof.

(b) Capital Stock.

(1) The information in Recital A, in the case of Parent, and in Recital B, in the case of the Company, is true and correct.

(2) Its outstanding shares of capital stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and not subject to any preemptive rights nor issued in violation of any preemptive rights.

(3) In the case of the Company, except as set forth in this Plan or as Previously Disclosed, there are no shares of its capital stock authorized and reserved for issuance, it does not have any Rights outstanding with respect to its capital stock or other equity interest and it does not have any commitment to authorize, issue, register, transfer or sell any of its capital stock, other equity interest or Rights. As used herein, “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person. Except as Previously Disclosed, neither the Company nor any of its subsidiaries has any trust capital securities or other similar securities outstanding.

(4) In the case of Parent, (A) as of the date hereof, Parent and its affiliates together do not beneficially own, or control the voting or disposition of, more than 4.9% of any class of voting security of the Company, and (B) any shares of Parent Common Stock issued in connection with the Merger have been duly authorized and, when issued in the Merger, will be validly issued and outstanding, fully paid and nonassessable and not subject to any preemptive rights nor issued in violation of any preemptive rights.

(5) In the case of the Company, none of its bonds, debentures, notes or other indebtedness has the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which its shareholders may vote, and neither it nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any of its capital stock, voting securities or other equity interests. Except for this Plan, neither the Company nor any of its subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of it or its subsidiaries. Neither the Company nor any of its subsidiaries has any outstanding obligations to repurchase, redeem or otherwise acquire any of its shares of capital stock, voting securities, other equity interests or Rights.

(6) In the case of the Company, Section 4.3(b)(6) of the Company’s Disclosure Letter contains a list setting forth, as of the date hereof, all outstanding shares of Company Restricted Stock, the names of the grantees thereof, identification of any such grantees that are not current or former employees, directors or officers of the Company, the date each such share of Company Restricted Stock was granted and any vesting schedule with respect to the outstanding shares of Company Restricted Stock.

(c) Subsidiaries.

(1) The Company has Previously Disclosed a list of all of its subsidiaries.

(2) In the case of the Company: (A) it owns, directly or indirectly, all issued and outstanding equity securities of each of its subsidiaries; (B) no equity securities of any of its subsidiaries are or may become required to be issued (other than to it or its wholly owned subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which any of its subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any of its subsidiaries (other than to it or its wholly owned subsidiaries); (D) there are no contracts, commitments, understandings or arrangements relating to its rights to vote or to dispose of such securities; (E) all the equity securities of each subsidiary held by it or its subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided under state law) and are owned by it or its subsidiaries free and clear of all liens, pledges, charges, security interests, claims, provisions, preemptive or subscriptive rights or other encumbrances, restrictions or security interests of any kind or Rights (“Liens”); (F) none of its subsidiaries own any equity securities of the Company (other than shares in trust accounts, managed accounts and the like for the benefit of customers) and (G) except for its ownership of its subsidiaries and for investments held in a fiduciary capacity for the benefit of customers or acquired after the date hereof in satisfaction of debts previously contracted in good faith, neither it nor any of its subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any Person.

(3) In the case of the Company, each of its subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(4) In the case of the Company, except for its ownership of the Bank Subsidiary, it does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). The deposits of the Bank Subsidiary are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law, and all insurance premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Company, threatened. The Bank Subsidiary is a member in good standing of the Federal Home Loan Bank (“FHLB”) of New York.

(d) Corporate Power. Each of it and its subsidiaries has the corporate or other power and authority to carry on its business as it is now being conducted and to own, lease or operate all its properties, rights and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Plan and to consummate the transactions contemplated hereby.

(e) Corporate Authority.

(1) It has full corporate power and authority to execute and deliver this Plan and, subject in the case of the Company to receipt of the shareholder approval described in Section 4.3(e)(3), to consummate, and to cause its subsidiary bank to consummate, the transactions contemplated hereby. The execution and delivery of this Plan and the consummation by it of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and shareholder action (subject, in the case of the consummation of the Merger, to receipt of the shareholder approval described in Section 4.3(e)(3)), and no other corporate or shareholder proceedings are necessary to approve this Plan or to consummate the transactions contemplated hereby. This Plan has been duly and validly executed and delivered by it and is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) In the case of Parent, no vote of the holders of any class or series of Parent’s capital stock is necessary to approve and adopt this Plan and the transactions contemplated hereby.

(3) In the case of the Company, the affirmative vote of the holders of two-thirds ( 2/3) of the issued and outstanding shares of Company Common Stock entitled to vote to adopt this Plan is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt and approve this Plan and the transactions contemplated hereby.

(4) In the case of the Company, its board of directors, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (A) determined that this Plan, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders and declared the Merger to be advisable, (B) adopted and approved this Plan, the Merger and the other transactions contemplated hereby, and (C) recommended that the shareholders of the Company approve this Plan and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Meeting.

(5) In the case of the Company, in accordance with Section 910 of the NYBCL, no appraisal or dissenters’ rights will be available to holders of the Company Common Stock in connection with the Merger.

(6) In the case of the Company, it and its board of directors have taken all action necessary to (A) render the rights issued pursuant to the Shareholder Protection Rights Agreement, dated as of September 23, 1997, between the Company and Mellon Investor Services LLC (as amended, the “Company Rights Plan”) (the “Company Rights”) inapplicable to this Plan and the transactions contemplated hereby and (B) ensure that (i) neither Parent nor any of its Affiliates or Associates (as defined in the Company Rights Agreement) is or will become an “Acquiring Person” (as defined in the Company Rights Agreement) by reason of or as a result of the approval, adoption, execution or delivery of this Agreement or the approval or consummation of the Merger or any other transaction contemplated hereby, (ii) neither a “Stock Acquisition Time” nor a “Separation Time” (in each case as defined in the Company Rights Agreement) shall occur by reason of or as a result of the approval, adoption, execution or delivery of this Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated hereby, (iii) the Company Rights shall not become exercisable or separate from the shares of Company Common Stock to which they are attached by reason of or as a result of the approval, adoption, execution or delivery of this Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated hereby or thereby and (iv) the Company Rights shall expire immediately prior to the Effective Time.

(f) Regulatory Approvals; No Defaults.

(1) No consents or approvals of, or filings or registrations with, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”), or with any third party are required to be made or obtained by it or any of its subsidiaries in connection with the execution, delivery or performance by it of this Plan or to consummate the transactions contemplated hereby, except for (A) filings and approvals of applications with and by federal and state banking authorities as Previously Disclosed, (B) filings with the Securities and Exchange Commission (“SEC”) and state securities authorities, (C) the shareholder approval described in Section 4.3(e)(3), (D) the filing of a certificate of merger with the Department of State of the State of New York and the filing of a certificate of merger with the Secretary of State of the State of Delaware, (E) the execution and delivery by Parent, the Company and the relevant trustees or agents, as applicable, of notices, agreements, supplemental indentures and other relevant documents under the provisions of (x) the Warrants, (y) the Company’s trust preferred securities instruments and (z) the Company’s and its subsidiaries’ debt indentures, in each case, as set forth on Section 5.14 of the Company’s Disclosure Letter and (F) the filing with NASDAQ of a notification of the listing on NASDAQ, subject to official notice of issuance, of the shares of Parent Common Stock to be issued in the Merger.

(2) Subject to receipt of the regulatory approvals and completion of the other matters referred to in clauses (A) through (F) of the preceding paragraph (the “Regulatory Approvals”) and the expiration of related waiting periods, the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby do not and will not: (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies, any right of termination or the loss of any benefit under (i) any law, statute, code, ordinance, rule or regulation, judgment, decree, order, award, writ or injunction issued, promulgated or entered into by or with any Governmental Entity applicable to it or any of its subsidiaries or any of their respective properties, rights or assets, or (ii) material agreement, indenture, license, lease, permit or other instrument or obligation of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound; (B) require any consent or approval under any such law, statute, code, ordinance, rule, regulation, judgment, decree, order, award, writ or injunction issued, promulgated or entered into by or with any Governmental Entity applicable to it or any of its subsidiaries or any of their respective properties, rights or assets or material agreement, indenture, license, lease, permit or other instrument or obligation; or (C) constitute a breach or violation of, or a default under, its Governing Documents or the Governing Documents of its subsidiaries.

(3) As of the date hereof, it (A) knows of no reason why (i) all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Plan should not be obtained on a timely basis or (ii) the opinion of tax counsel referred to, in the case of Parent, in Section 6.2(c) and, in the case of the Company, in Section 6.3(c) should not be obtained on a timely basis and (B) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

(g) Financial Reports and Regulatory Documents; Material Adverse Effect.

(1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2008 and December 31, 2009, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its subsidiaries subsequent to December 31, 2008 under the Securities Act of 1933 (“Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects its financial position and that of its subsidiaries as of its date, and each of the statements of income, changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. None of its subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(2) In the case of the Company: it has made available to Parent true, correct and complete copies of all written correspondence between the SEC and it and any of its subsidiaries occurring since December 31, 2008 and prior to the date hereof. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of its Regulatory Filings. The books and records of the Company and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(3) It and each of its subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith.

(4) The records, systems, controls, data and information of it and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. It and its subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. It has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Regulatory Filings.

(5) In the case of the Company: it has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors and in the Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(6) In the case of the Company: since December 31, 2007, (A) neither it nor any of its subsidiaries nor, to the knowledge of it, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its subsidiaries, whether or not employed by it or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(7) Except as Previously Disclosed, in the case of the Company, since December 31, 2009, it and its subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(8) In the case of the Company, since December 31, 2009, (A) it and its subsidiaries have conducted their businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby), and none of it and its subsidiaries has taken any action that would have been prohibited by Section 3.1 (other than subsection (k)) if taken after the date hereof, except for any such action

21

that would have been prohibited under subsection (d), (j), (l), (m), (p) or (q) of Section 3.1 and was taken in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 4.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(9) In the case of Parent, since December 31, 2009, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 4.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(h) Litigation.

(1) There is no suit, legal, administrative, arbitral, action or other proceeding, claim or governmental or regulatory investigation pending or, to the knowledge of it, threatened against or affecting it or any of its subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) that (A) individually or in the aggregate, is material to it and its subsidiaries, taken as a whole, or (B) is reasonably likely to prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Plan.

(2) There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by it, any of its subsidiaries or the assets of it or any of its subsidiaries.

(3) In the case of the Company, to the knowledge of it, there is no suit, legal, administrative, arbitral, action or other proceeding, claim or governmental or regulatory investigation of any material nature pending or, to the knowledge of it, threatened against or affecting any of its or its subsidiaries’ current or former directors or executive officers (and it is not aware of any basis for any such suit, action or proceeding) that directly relates to, or materially affects, the business of the Company or any of its subsidiaries.

(i) Regulatory Matters.

(1) Except, in the case of the Company, as Previously Disclosed, neither it nor any of its subsidiaries is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each, a “Company Regulatory Agreement”) from, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries (collectively, “Regulatory Authorities”).

(2) Neither it nor any of its subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. There are no formal or informal investigations relating to any material regulatory matters pending before any Governmental Entity with respect to it or its subsidiaries.

(j) Compliance with Laws. Each of it and its subsidiaries:

(1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(2) has at all times held all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and, to its knowledge, no suspension or cancellation of any of them is threatened; and

(3) has at all times complied with any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information.

(k) Material Contracts; Defaults.

(1) Except for those agreements and other documents filed as exhibits to its Regulatory Filings, as of the date hereof, neither it nor any of its subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (1) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (2) in the case of the Company, (A) that (x) contains any noncompetition or exclusive dealing agreements or other agreement or obligation that purports to limit or restrict in any respect the ability of the Company or its subsidiaries (or, following consummation of the transactions contemplated hereby, Parent or any of its subsidiaries) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company and its subsidiaries (or, following consummation of the transactions contemplated hereby, Parent or any of its subsidiaries) is or would be conducted, (y) grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries (or, following consummation of the transactions contemplated hereby, Parent or any of its subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, or (z) relates to the incurrence of indebtedness (other than deposit liabilities and advances and loans from the FHLB of New York incurred in the ordinary course of business consistent with past practice) by the Company or any of its subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (B) involves performance of services or delivery of goods or materials to, or expenditures by, the Company or any of its subsidiaries of an amount or value in excess of $500,000 over its remaining term, other than loans, funding arrangements, OREO-related arrangements and other transactions made in the ordinary course of the banking business, (C) relates to the employment of any directors, officers, employees or consultants, (D) is with or relates to a labor union or guild (including any collective bargaining agreement), (E) contains a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its subsidiaries) that is material to the Company or its subsidiaries, (F) provides for the indemnification by the Company or its subsidiaries of any Person (other than customary agreements with vendors providing goods or services to the Company or its subsidiaries where the potential indemnity obligations thereunder are not reasonably expected to be material to the Company and OREO-related arrangements), (G) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (H) relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (I) provides for material payments to be made by the Company or any of its subsidiaries upon a change in control thereof, or (J) relates to material Proprietary Rights. Each agreement, contract, arrangement, commitment or understanding of the Company of the type described in this Section 4.3(k), whether or not Previously Disclosed, is referred to as a “Company Material Contract.”

(2) (A) Each Company Material Contract is valid and binding on the Company or its applicable subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, (B) the Company and each of its subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Material Contract and (C) no event or condition exists which constitutes or, after the lapse of time or the giving of notice or both, would constitute a breach or default on the part of the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Material Contract.

(l) Transactions with Affiliates. In the case of the Company, there are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its subsidiaries, on the one hand, and any (1) officer or director of the Company or any of its subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) any other affiliate of the Company, on the other hand, except those of a type available to employees of the Company generally.

(m) No Brokers; Fairness Opinion.

(1) In the case of the Company: except for Sandler O’Neill + Partners, L.P., neither the Company nor any of its subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Plan. True, correct and complete copies of all agreements with Sandler O’Neill + Partners, L.P. relating to any such fees or commissions have been furnished to Parent prior to the date hereof.

(2) In the case of Parent: except for Morgan Stanley & Co. Inc., whose fees and expenses will be paid by Parent, neither Parent nor any of its subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Plan.

(3) In the case of the Company, prior to the execution of this Plan, the Company has received an opinion from Sandler O’Neill + Partners, L.P. to the effect that as of the date thereof and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Plan.

(n) Employee Benefit Plans.

(1) All benefit, employment, severance, change in control, bonus and other compensation and benefits plans, contracts, agreements, policies or arrangements under which the Company’s and its subsidiaries’ current or former employees (“Employees”), directors, officers, independent contractors or consultants have any rights, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and supplemental pension and executive retirement, non-qualified deferred compensation, rabbi trust, stock option, stock purchase, stock appreciation, stock-based, incentive and bonus plans and agreements (“Benefit Plans”) are Previously Disclosed. Copies of all Benefit Plans and, as applicable, all amendments thereto, all summary plan descriptions, the most recently filed Form 5500, the most recent IRS determination or opinion letter, and the most recent actuarial valuation reports have all been made available to Parent.

(2) Except as would not be expected to result, individually or in the aggregate, in a material liability to the Company, all Benefit Plans have been maintained and operated according to the terms thereof and the applicable requirements of ERISA, the Internal Revenue Code and other applicable laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”), and it is not aware of any circumstances that are reasonably likely to result in the loss of the qualification of such plan under Section 401(a) of the Internal Revenue Code.

(3) Neither the Company nor any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code maintains or contributes to or has maintained or contributed to within the past six (6) years an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(4) All material contributions required to be made under each Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA have been timely made, and all obligations to make contributions in respect of each Benefit Plan have been properly accrued and reflected in the Regulatory Filings as of the date of such filings.

(5) As of the date hereof, there is no pending or, to the knowledge of the Company, threatened litigation relating to the Benefit Plans that could reasonably be expected to subject the Company, whether individually or in the aggregate, to a material liability. Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state or local law, neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits to any current or former employee.

(6) None of the execution of this Plan, shareholder approval of this Plan and the consummation of the transactions contemplated hereby, either alone or in conjunction with another event, will (A) entitle any of its employees, directors, officers, independent contractors, consultants or any of its subsidiaries to severance pay, bonus, or other payments or benefits or increases in severance pay, bonus, or other payments or benefits upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or (C) result in payments under any of the Benefit Plans that would not be deductible under Section 162(m) or Section 280G of the Internal Revenue Code.

(o) Labor Matters. In the case of the Company: neither it nor any of its subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel it or any of its subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor, to the Company’s knowledge, is any such proceeding threatened; nor is there any strike or other material labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened; nor, to its knowledge, is there any activity involving Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. It and its subsidiaries are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except where the failure to comply therewith, individually or in the aggregate, has not and would not reasonably be expected to adversely interfere in any material respect with the conduct of its or any of its subsidiaries’ business.

(p) Environmental Matters. In the case of the Company: to its knowledge, neither its conduct nor its operation or the conduct or operation of its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or violated Environmental Laws, and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws. To its knowledge, no property on which it or any of its subsidiaries holds a Lien is in material violation of any Environmental Laws and no condition exists or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in material liability under Environmental Laws. Neither it nor any of its subsidiaries has received any written notice from any Person that it or its subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property. “Environmental Laws” means: all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder; and state counterparts to the foregoing.

(q) Tax Matters.

(1) In the case of the Company: (A) all material returns, reports, declarations, information returns or other documents (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to, any taxing authority with respect to Taxes and any amendments, supplements or attached schedules to any of the foregoing, taking into account any extensions of time within which to file (“Tax Returns”), by or with respect to it and its subsidiaries have been or will be duly and timely filed, and all such Tax Returns are materially complete and accurate; (B) all material Taxes whether or not shown to be due on any Tax Returns, other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP, have been or will be timely paid in full; (C) all material Taxes required to be withheld, collected or deposited by or with respect to it or any of its subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, and it and each of its subsidiaries have complied in all material respects with all information reporting requirements imposed by the Internal Revenue Code (or any similar provision under any state, local or foreign law); and (D) neither it nor any of its subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

(2) In the case of the Company: (A) the Tax Returns referred to in clause (A) of subsection (q)(1) above have been examined by the Internal Revenue Service or the appropriate Tax authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (B) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or are being contested in good faith; (C) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) of subsection (q)(1) above are currently pending; and (D) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its Taxes or those of its subsidiaries.

(3) In the case of the Company: (A) it has made available to Parent true and correct copies of the U.S. federal income Tax Returns filed by it and its subsidiaries for each of the three (3) most recent fiscal years ended; (B) it has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed prior to the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed prior to the date hereof; (C) neither it nor any of its subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated, combined joint or unitary Tax Returns (other than a group of which the Company is or was the common parent) or otherwise has any liability for the Taxes of any Person (other than its own Taxes and those of its subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise; (D) neither it nor any of its subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4; (E) no Liens for Taxes exist with respect to any of its assets or properties or those of its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; (F) neither it nor any of its subsidiaries has been a party to any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied; and (G) no closing agreement pursuant to Section 7121 of the Internal Revenue Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to it or any of its subsidiaries.

(4) In the case of the Company: BOS Preferred Funding Corp., a subsidiary of the Company, has elected to be treated as a real estate investment trust (“REIT”) as that term is defined in Section 856 of the Internal Revenue Code, and for taxable years ending prior to the date hereof, has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code.

“Tax” and “Taxes” mean all U.S. federal, state, local, foreign or other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including but not limited to income, estimated income, gross receipts, sales, use, ad valorem, goods and services, capital, production, franchise, windfall profits, license, withholding, payroll, employment-related, excise, stamp, real and personal property, business, occupation, transfer, escheat, commercial rent or withholding, net worth, occupancy, premium, profits, deemed profits, lease, severance, corporation, duty, utility, environmental, value-added, recapture, backup withholding or other taxes, together with any interest, penalties, fines or additions (to the extent applicable) thereto.

(r) Derivative Instruments and Transactions.

(1) In the case of the Company: all Derivative Transactions, whether entered into for its own account, or for the account of one or more of its subsidiaries or their customers, if any, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (B) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of the

Company or one of its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither it nor its subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The financial position of the Company and its subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such subsidiaries in accordance with GAAP consistently applied.

(2) For purposes of this Plan, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(s) Trust Business. In the case of the Company: each of it and its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations. Neither it nor its subsidiaries have, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account. The accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(t) Insurance. In the case of the Company: it and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management has reasonably determined to be prudent in accordance with industry practices. All the insurance policies, binders or bonds maintained by it or its subsidiaries are in full force and effect, it and its subsidiaries are not in default thereunder and all premiums and other payments due under any such policy have been paid.

(u) Takeover Laws and Takeover Provisions. In the case of the Company: it has taken all action required to be taken by it in order to exempt this Plan and the transactions contemplated hereby from, and this Plan and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”). It has taken all action required to be taken by it in order to make this Plan and the transactions contemplated hereby comply with the requirements of any provisions of its Governing Documents concerning “business combinations,” “fair price,” “voting requirements,” “constituency requirements” or other related provisions (collectively, “Takeover Provisions”).

(v) Title to Property. In the case of the Company:

(1) The Company and its subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures used in or relevant to the business, operations or financial condition of the Company and its subsidiaries are in good condition and repair.

(2) The Company and its subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens (other than Liens (i) for Taxes, assessments and similar charges not yet due or being contested in good faith and (ii) mechanics, materialman’s, carrier’s, repairer’s and other similar Liens arising in the ordinary course of business).

(3) All leases of real property and all other leases material to the Company and its subsidiaries under which the Company or a subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such subsidiary or, to the knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such subsidiary quietly enjoys the use of the premises provided for in such lease.

(w) Intellectual Property. In the case of the Company: (1) The Company and each of its subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary and intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, technology, inventions, trade secrets, know-how and copyrights and works of authorship (“Proprietary Rights”), that are used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors, (2) neither the Company nor any of its subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any Proprietary Rights which it claims to own or possess, license or otherwise have the right to use and (3) neither the Company nor any of its subsidiaries is infringing, diluting, misappropriating or violating, nor has the Company or any of its subsidiaries received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person. To the Company’s knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its subsidiaries sent any communications alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of the Company and its subsidiaries. The Company and each of its subsidiaries take all reasonable actions to protect and maintain all (A) material Proprietary Rights and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The Company’s and its subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment, and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To the Company’s knowledge, no person has gained material unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices.

(x) Loan Matters.

(1) In the case of the Company: (A) Section 4.3(x)(1) of the Disclosure Letter sets forth a list of all loans and other extensions of credit (including commitments to extend credit) (“Loans”) as of the date hereof by the Company and its subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 215)) of the Company or any of its subsidiaries, (B) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (C) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(2) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(3) None of the agreements pursuant to which the Company or any of its subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(4) Section 4.3(x)(4) of the Disclosure Letter identifies (A) each Loan that as of March 31, 2010 had an outstanding balance and/or unfunded commitment of $1,000,000 or more and that as of such date (i) was contractually past due 90 days or more in the payment of principal and/or interest, (ii) was on non-accrual status, (iii) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by the Company, any of its subsidiaries or any applicable regulatory authority, (iv) as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than 90 days past due, (v) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (vi) where a specific reserve allocation exists in connection therewith or (vii) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (B) each asset of the Company or any of its subsidiaries that as of March 31, 2010 was classified as OREO or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (A) above, Section 4.3(x)(4) of the Company’s Disclosure Letter sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2010.

(5) Each outstanding Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Company’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or its subsidiaries and are complete and correct in all material respects.

(y) Allowance for Loan Losses. In the case of the Company, its allowance for loan losses as of March 31, 2010 is in compliance with the Company’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is adequate under all such standards.

(z) Community Reinvestment Act Compliance. In the case of the Company, the Bank Subsidiary is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of “satisfactory” in its most recently completed exam, and the Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in the Bank Subsidiary having its current rating lowered.

ARTICLE V

Covenants

5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Plan, each of Parent and the Company agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to (a) permit consummation of the Merger and the Bank Merger as soon as practicable after the date hereof and (b) otherwise to enable consummation of the transactions contemplated hereby, including consummation of the Bank Merger simultaneously with the Effective Time, and will cooperate fully with the other party to that end.

5.2 Shareholder Approvals.

(a) The Company agrees to (1) take in accordance with applicable law and its Governing Documents all action necessary to convene a meeting of the holders of the Company Common Stock (including any meeting that occurs after any adjournment or postponement, the “Company Meeting”), as promptly as practicable, to consider and vote upon the approval of this Plan, as well as any other matters required to be approved by the Company’s shareholders for consummation of the Merger, and (2) subject to Section 5.2(b), take all lawful action to solicit the approval of this Plan by the Company’s shareholders.

(b) The board of directors of the Company has adopted resolutions recommending to the shareholders of the Company the approval of this Plan, and the board of directors of the Company will recommend to the shareholders of the Company the approval of this Plan and the other matters required to be approved or adopted in order to carry out the intentions of this Plan. Notwithstanding the foregoing, the board of directors of the Company may (1) withdraw, modify, condition, qualify in any manner adverse to Parent or refuse to recommend the approval of this Plan and the other matters required to be approved or adopted in order to carry out the intentions of this Plan or (2) make any other public statement in connection with the Company Meeting, or in reference to an Acquisition Proposal, that is inconsistent with its recommendation of the approval of this Plan (any action or public statement described in clause (1) or (2) being referred to as a “Change in Recommendation”) if (A) the Company has complied in all material respects with Section 5.6 and (B) the board of directors of the Company determines, in good faith, after consultation with its outside legal advisors, that such action is required for the board of directors of the Company to comply with its fiduciary duties, provided that the board of directors of the Company may not take any such action with respect to an Acquisition Proposal except in compliance with Section 5.6(a)(C). Notwithstanding any Change in Recommendation, this Plan and such other matters shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of approving the Plan and such other matters and nothing contained herein shall be deemed to relieve the Company of such obligation or its obligations under Section 5.2(a); provided, however, that if the board of directors of the Company has effected a Change in Recommendation, then the board of directors of the Company may submit this Plan to the Company’s shareholders without recommendation (although the resolutions adopting this Plan as of the date hereof may not be rescinded or amended), in which event the board of directors of the Company may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Registration Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, the Company will not submit to the vote of its shareholders any Acquisition Proposal other than the Merger and the other transactions contemplated by this Plan.

5.3 Registration Statement/Proxy Statement.

(a) The parties agree to jointly prepare and file with the SEC not later than 20 business days after the date hereof a registration statement on Form S-4 or another applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger as soon as reasonably possible (including the proxy statement, prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) and all related documents). The parties agree to cooperate in the preparation of the Registration Statement and the Proxy Statement. Each of Parent and the Company agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and the Company will thereafter mail or deliver as promptly as practicable in accordance with Section 5.2(a) the Proxy Statement to its shareholders. Parent also agrees to use all reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Plan. Each of Parent and the Company agrees to furnish all information concerning it, its subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Each of Parent and the Company agrees: (1) as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading; and (2) that the Registration Statement and Proxy Statement will comply with all applicable laws as they relate to Parent and the Company. Each of Parent and the Company further agrees that, if it becomes aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement or the Registration Statement, as applicable.

(c) Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose and of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Company agrees to advise Parent, promptly after the Company receives notice thereof, of any request by the SEC for the amendment or supplement of the Proxy Statement or for any additional information.

5.4 Press Releases. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to the Merger or this Plan and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation with the other party, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of an applicable exchange, as the case may be. Parent and the Company will cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Plan as reasonably requested by the other party.

5.5 Access; Information.

(a) The Company agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it will afford Parent, and Parent’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including Tax Returns), properties and personnel and to such other information as Parent may reasonably request. During such period, the Company will furnish promptly to Parent (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws and (2) all other information concerning business, properties and personnel as Parent may reasonably request; provided, however, that the foregoing will not require the Company (x) to permit any inspection or to disclose any information that, in the reasonable judgment of the Company, would result in disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company will have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (y) to disclose any privileged information of the Company or any of its subsidiaries if the Company will have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All requests for information made pursuant to this Section 5.5 will be directed to an executive officer of the Company, or such Person as may be designated by the Company’s executive officers.

(b) Parent agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with entering into this Plan) for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Parent shall hold all information obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with entering into this Plan) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated June 4, 2010, between Parent and the Company (the “Confidentiality Agreement”).

5.6 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 5.6, after the date hereof, neither it nor any of its subsidiaries nor any of its or their respective officers, directors or employees will, and it will direct and use all reasonable best efforts to cause its agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its “Representatives”) not to (1) initiate, solicit or encourage, directly or indirectly, any inquiries, proposals or offers (whether firm or hypothetical) with respect to any Acquisition Proposal or the making or implementation of any Acquisition Proposal, (2) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, (3) otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, (4) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (5) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (6) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated by this Plan or breach its obligations hereunder or (7) propose or agree to do any of the foregoing. Notwithstanding anything in the foregoing to the contrary, prior to, but not after, the time when the approval described in Section 6.1(a) is obtained, the Company may:

(A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal, if the Company has received from such Person an executed confidentiality agreement on terms at least as favorable to the Company as those contained in the Confidentiality Agreement, and promptly discloses and, if applicable, provides copies of, any such information to Parent, to the extent not previously provided to Parent;

(B) engage or participate in any discussions or negotiations with any Person who has made such unsolicited bona fide written Acquisition Proposal; and

(C) after having complied with this Section 5.6, recommend or otherwise declare advisable or propose to recommend or declare advisable (publicly or otherwise) such Acquisition Proposal or withdraw or modify in a manner adverse to Parent, or propose to withdraw or so modify (publicly or otherwise), its recommendation in favor of this Plan and the transactions contemplated hereby, or otherwise effect a Change in Recommendation with respect to an Acquisition Proposal, but only if and to the extent that (x) prior to taking any action described in clause (A) or (B) above or this clause (C), the board of directors of the Company determines, in good faith, after consultation with its outside legal advisors, that such action is required for the board of directors of the Company to comply with its fiduciary duties, (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company determines, in good faith, after consultation with its financial advisors and outside legal advisors, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, (i) the board of directors of the Company determines, in good faith, after consultation with its financial advisors and outside legal advisors, that such Acquisition Proposal is a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (iii) below, (ii) the Company has notified Parent in writing, at least five (5) business days in advance, that the Company intends to recommend or otherwise declare advisable such Superior Proposal or otherwise effect a Change in Recommendation, which notice shall (a) state expressly that the Company has received an Acquisition Proposal which the board of directors of the Company has determined is a Superior Proposal and that the Company intends to effect a Change in Recommendation and the manner in which it intends to do so and (b) include the identity of the person making such Acquisition Proposal and a copy (if in writing) and summary of material terms of such Acquisition Proposal, and (iii) during such five (5) business day period, and in any event, prior to effecting such Change in Recommendation, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the transactions contemplated by this Plan proposed by Parent so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the terms of an Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to again comply with the requirements of this clause (z) with respect to such new written notice.

“Acquisition Proposal” means any inquiry, proposal or offer with respect to the following involving the Company or its Significant Subsidiary: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, pledge, transfer or other disposition of 20% or more of its consolidated revenues, net income, assets (including stock of its subsidiaries), liabilities or deposits in a single transaction or series of transactions; (iii) any tender offer or exchange offer for, or other acquisition of, 20% or more of the outstanding shares of its capital stock; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Plan.

“Significant Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934 (the “Exchange Act”).

“Superior Proposal” means a bona fide written Acquisition Proposal by a Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) to acquire, directly or indirectly, a majority of the total voting power of the Company (or a majority of the total voting power of the resulting or surviving entity of such transaction or the ultimate parent of such resulting or surviving entity), which the board of directors of the Company has determined in its good faith judgment, taking into account timing and all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Plan.

(b) Notice. Notwithstanding anything in this Plan to the contrary, the Company will (1) promptly (but in no event later than within 24 hours) advise Parent, orally and in writing, of (A) the receipt by it (or any of the other Persons referred to above) of any Acquisition Proposal, any inquiry that could reasonably be expected to lead to an Acquisition Proposal, any material modification of or material amendment to any Acquisition Proposal and any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any subsidiary by any Person or entity that informs the board of directors of the Company or any subsidiary that it is considering making, or has made, an Acquisition Proposal, (B) the material terms and conditions of such proposal or inquiry (whether written or oral) or modification or amendment to an Acquisition Proposal (including providing Parent with a copy of all material documentation and correspondence relating thereto) and (C) the identity of the Person making any such proposal or inquiry and (2) keep Parent fully informed of any related developments, discussions and negotiations and the status and details of any such proposal or inquiry.

(c) Existing Discussions. The Company and its subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and will use their reasonable best efforts to cause all Persons other than Parent who have been furnished with confidential information regarding the Company or its subsidiaries in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof to promptly return or destroy such information in accordance with the terms of any applicable confidentiality agreements with such Persons. The Company will use its reasonable best efforts to enforce any existing confidentiality, standstill or similar agreements relating to an Acquisition Proposal in accordance with the terms thereof, and will not waive or amend any provision of any such agreement. Except in compliance with Section 5.6(a)(C) in connection with a Superior Proposal, neither the Company nor the board of directors of the Company will approve or take any action to render inapplicable to any Acquisition Proposal any applicable Takeover Laws or Takeover Provisions or waive any provision of, terminate, amend or otherwise modify the Company Rights Plan or redeem the Company Rights (other than in connection with the transactions contemplated hereby).

(d) Nothing contained in this Plan will prevent the Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Plan; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be a Change in Recommendation unless the board of directors of the Company expressly and concurrently reaffirms its recommendation of the approval of this Plan.

5.7 Takeover Laws and Takeover Provisions. No party will take any action that would cause the transactions contemplated by this Plan to be subject to requirements imposed by any Takeover Law, and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated by this Plan not to comply with any Takeover Provisions, and each of them will take all necessary steps within its control to make the transactions contemplated by this Plan comply with (or continue to comply with) the Takeover Provisions.

5.8 Regulatory Applications.

(a) Parent and the Company will cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the Merger, the Bank Merger and the other transactions contemplated by this Plan, and Parent will make all necessary regulatory filings within 20 days of the date hereof. Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to such party and any of its respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations (collectively, “Approvals”) of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Plan, and each party will keep the other party apprised of the status of material matters relating to such Approvals and completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries with or to any third party or Governmental Entity.

5.9 Restricted Stock.

(a) Restricted Stock. Immediately prior to the Effective Time, any vesting conditions applicable to any shares of restricted stock of the Company (each, a share of “Company Restricted Stock”) granted pursuant to each of the Company Restricted Stock Plan and the Company 2007 Stock Compensation Plan and any other equity compensation plan or arrangement (the “Company Stock Plans”) will be waived, and such shares of Company Restricted Stock will be treated the same as all other shares of Company Common Stock in accordance with Article II of this Plan.

(b) Registration. If registration of any interests in the Company Stock Plans or the shares of Parent Common Stock issuable thereunder is required under the Securities Act, Parent will file with the SEC within three (3) business days after the Effective Time a registration statement on Form S-8 with respect to such interests or Parent Common Stock, and will use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Company Stock Plan remains in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder (and compliance with any such state laws) continues to be required.

(c) Actions. Prior to the Effective Time, the Company, the board of directors of the Company and the Compensation Committee of the board of directors of the Company, as applicable, will adopt resolutions and take all other actions reasonably necessary to effectuate the provisions of this Section 5.9.

5.10 Indemnification and Insurance.

(a) Following the Effective Time, Parent will indemnify, defend, hold harmless and advance expenses to the present and former directors and officers of the Company or any of its subsidiaries, and any such Person presently or formerly serving at the request of the Company or any of its subsidiaries as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or under or with respect to any employee benefit plan (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement and other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Effective Time to the same extent as such Persons are indemnified or have the right to advancement of expenses pursuant to the Governing Documents in effect on the date of this Plan with the Company or any of its subsidiaries. In the event of any such Indemnified Liabilities, (1) Parent will pay the reasonable fees and expenses of counsel selected by an Indemnified Party promptly after statements therefor are received and will otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in each case, upon receipt of an undertaking, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder, and (2) Parent and the applicable Indemnified Parties will cooperate in the defense of such matter. If any Indemnified Party is required to bring any action to enforce rights or to collect amounts due under this Plan and is successful in obtaining a decision that it is entitled to enforcement of any right or collection of any amount in such action, Parent will reimburse such Indemnified Party for all its expenses reasonably incurred in connection with bringing and pursuing such action including reasonable attorneys’ fees and costs.

(b) For a period of six (6) years from the Effective Time, Parent will use its reasonable best efforts to provide directors’ and officers’ liability insurance (including excess coverage) in respect of any Company Benefit Plans that serve to reimburse the present and former officers and directors of the Company or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Effective Time (including the transactions contemplated by this Plan), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous in the aggregate, as that coverage currently provided by the Company; provided, however, that in no event will Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by the Company for such insurance (the “Insurance Amount”), and provided, further, that, if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent will obtain as much comparable insurance as is available for the Insurance Amount. In lieu of the insurance described in the preceding sentence, Parent may, at its option, purchase prepaid or “tail” directors’ and officers’ liability insurance coverage no less favorable than the coverage described in the preceding sentence.

(c) Any Indemnified Party wishing to claim indemnification under Section 5.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, will notify Parent thereof; provided that the failure to so notify will not affect the obligations of Parent under Section 5.10(a) unless and then only to the extent that Parent is actually and materially prejudiced as a result of such failure. Parent hereby acknowledges notice of all matters Previously Disclosed.

(d) If Parent or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 5.10.

(e) The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. The indemnification rights granted in this Section 5.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Party may have by contract or otherwise.

5.11 Benefit Plans.

(a) Parent will and hereby does, from and after the Effective Time, assume and comply with the Benefit Plans, and Parent agrees to assume, honor and perform the Company’s and its subsidiaries’ obligations under such plans and agreements in accordance with their terms. Parent will (1) for at least one (1) year following the Effective Time, provide then current employees of the Company and its subsidiaries with base salary, wages, or commission rates (as applicable) that are at least at the same levels as the base salary, wages or commission rates in effect with respect to such employees on the date hereof and with employee benefits (excluding any defined benefit pension, and equity-based compensation and benefits) that are no less favorable, in the aggregate, than those provided by the Company and its subsidiaries on the date hereof, (2) for the fiscal years ending December 31, 2010 and December 31, 2011, provide then current employees of the Company and its subsidiaries with annual cash incentive compensation opportunities that are equal to the annual cash incentive compensation opportunities provided by Parent to its similarly situated employees from time to time and (3) until the second anniversary of the Effective Time, provide severance benefits that are equal to the severance benefits provided by Parent to its similarly situated employees from time to time.

(b) In addition, Parent will (1) cause each employee benefit plan or program or service-based policy of Parent and its subsidiaries (including the Company) in which employees of the Company and its subsidiaries are eligible to participate to give credit for all years of service with the Company or any of its subsidiaries and their predecessors prior to the Effective Time for the purpose of eligibility, vesting and benefit accruals (other than benefit accruals under a defined benefit pension plan that would result in duplication of benefits) and levels of benefits thereunder, (2) cause any and all pre-existing condition limitations (to the extent that such limitations did not apply to a pre-existing condition under comparable Benefit Plans) and eligibility waiting periods under group health plans of Parent and its subsidiaries to be waived with respect to employees of the Company and its subsidiaries who remain as employees of Parent or its subsidiaries (and their eligible dependents) and (3) cause to be credited any co-payments, deductibles or out-of-pocket expenses incurred by employees of the Company and its subsidiaries and their beneficiaries and dependents during the portion of the calendar year prior to their participation in Parent’s or its subsidiaries’ health plans with the objective that there be no double-counting during the year in which the Closing Date occurs of such co-payments, deductibles or out-of-pocket expenses. Parent agrees to assume and honor, or to cause to be assumed and honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of the Company and its subsidiaries, including any benefits or rights arising as a result of the transactions contemplated by this Plan (either alone or in combination with any other event). It is specifically understood and agreed by the parties that the transactions contemplated by this Plan will constitute a “change in control” of the Company for purposes of all Benefit Plans.

(c) The Company and Parent acknowledge and agree that all provisions contained herein with respect to employees, officers, directors, consultants, and independent contractors are included for the sole benefit of the Company and Parent and shall not create any right (1) in any other person, including Benefit Plans or any beneficiary thereof or (2) to continued employment with the Parent. Nothing in this section shall constitute an amendment to a benefit or Benefit Plan.

5.12 Notification of Certain Matters. Each of Parent and the Company will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, covenants or agreements contained herein.

5.13 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and the Company will each take all such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the applicable SEC No-Action Letter dated January 12, 1999.

5.14 Assumption by Parent of Certain Obligations. At or before the Closing, Parent will deliver notices, agreements or supplemental indentures, as required and in a form reasonably satisfactory to the Company, as of the Effective Time, in order to expressly assume the due and punctual performance and observance of every covenant, agreement and condition (insofar as such covenant, agreement or condition is to be performed and observed by the Company) of (a) the Subscription Agreements, (b) the Warrants, (c) the Company’s trust preferred securities instruments, (d) the Company’s and its subsidiaries’ debt indentures and (e) the agreements and instruments specifically identified on Section 5.14 of the Company’s Disclosure Letter.

5.15 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company and each of its subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company. In addition, the Company will furnish Parent with a copy of each report filed by the Company or any of its subsidiaries with a Governmental Entity within three (3) business days following the filing thereof. All information furnished by the Company to Parent pursuant to this Section 5.15 will be held in confidence to the same extent of Parent’s obligations under Section 5.5(b).

5.16 Shareholder Litigation. The Company will give Parent the opportunity to participate in the defense or settlement of any (a) shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Plan and (b) the litigation set forth on Section 5.16 of the Company’s Disclosure Letter, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

ARTICLE VI

Conditions

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Parent and the Company to consummate the Merger is subject to the fulfillment or written waiver by Parent and the Company prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Plan and the Merger will have been duly adopted and approved by the requisite vote of the holders of the Company Common Stock.

(b) Governmental and Regulatory Consents. All statutory waiting periods applicable to the consummation of the Merger and the Bank Merger will have expired or been terminated, and, other than the filings provided for in Section 1.2(a), all notices, reports and other filings required to be made prior to the Effective Time by Parent or the Company or any of their respective subsidiaries with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Parent or the Company or any of their respective subsidiaries from, any Governmental Entity in connection with the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby by Parent and the Company will have been made or obtained (as the case may be) and become final, unless the failure to obtain any such consent or approval would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming, for this purpose, that Parent were an entity the size of the Company in terms of financial metrics) or the Company (all such consents, registrations, approvals, permits and authorizations and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) No Prohibitions. No United States or state court or other Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the Merger or the Bank Merger.

(d) Registration Statement. The Registration Statement will have become effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement will have been issued; and no proceedings for that purpose will have been initiated or threatened by the SEC or any other Governmental Entity.

6.2 Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment, or the written waiver by Parent prior to the Effective Time, of each of the following conditions:

(a) Representations. The representations of the Company set forth in this Plan will be, giving effect to Sections 4.1 and 4.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations that by their terms speak specifically as of the date of this Plan or some other date will be true and correct as of such date) and Parent will have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company will have performed all obligations required to be performed by it under this Plan at or prior to the Effective Time in all material respects, and Parent will have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(c) Opinion of Tax Counsel. Parent will have received an opinion from Simpson Thacher & Bartlett LLP, special counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering its opinion, Simpson Thacher & Bartlett LLP may require and rely upon representations contained in letters from each of Parent and the Company.

6.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment, or the written waiver by the Company prior to the Effective Time, of each of the following conditions:

(a) Representations. The representations of Parent set forth in this Plan will be, giving effect to Sections 4.1 and 4.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations that by their terms speak specifically as of the date of this Plan or some other date will be true and correct as of such date); and the Company will have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent will have performed all obligations required to be performed by it under this Plan at or prior to the Effective Time in all material respects, and the Company will have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

(c) Opinion of Tax Counsel. The Company will have received an opinion from Sullivan & Cromwell LLP, special counsel to the Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from each of Parent and the Company.

ARTICLE VII

Termination

7.1 Termination by Mutual Consent. This Plan may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time (whether or not the shareholders of the Company have adopted and approved this Plan), upon the mutual consent of Parent and the Company, by action of their respective boards of directors.

7.2 Termination by Parent. This Plan may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time by action of the board of directors of Parent:

(a) if there has been a breach of any representation, covenant or agreement made by the Company in this Plan, or any such representation has become untrue after the date of this Plan, such that, individually or together with other such breaches or failures of a representation to be true, Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or failure of a representation to be true is not curable by the Termination Date or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company; provided, however, that the right to terminate this Plan pursuant to this clause (a) will not be available if Parent is then in material breach of any representation, warranty, covenant or agreement contained in this Plan;

(b) if the Merger shall not have been consummated by the 12-month anniversary of the date hereof (the “Termination Date”); provided, however, that the right to terminate this Plan pursuant to this clause (b) will not be available if the failure of the Merger to be consummated by such date is due to the failure of Parent to perform its obligations under this Plan;

(c) if (1) the board of directors of the Company submits this Plan to its shareholders without a recommendation for approval, otherwise withdraws or modifies (or publicly discloses its intention to withdraw or modify) its recommendation referred to in Section 5.2(b) in any manner adverse to Parent, or approves, recommends, or otherwise declares advisable or proposes to or publicly discloses its intention to approve, recommend or declare advisable an Acquisition Proposal other than the Merger, or otherwise effects a Change in Recommendation (or has resolved to take any of the foregoing actions), in each case, whether or not permitted under this Plan, (2) the Company materially breaches the terms of Section 5.6 in any respect adverse to Parent, or (3) the Company materially breaches its obligations under Section 5.2 by failing to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with Section 5.2;

(d) if the approval of the Company’s shareholders required by Section 6.1(a) shall not have been obtained at the Company Meeting;

(e) if a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a subsidiary thereof), and the board of directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f) if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or the Bank Merger, or the denial of any Requisite Regulatory Approval becomes final and non-appealable (whether before or after the approval by the shareholders of the Company).

7.3 Termination by the Company. This Plan may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the approval by the holders of the Company Common Stock referred to in Section 6.1(a), by action of the board of directors of the Company:

(a) if there has been a breach of any representation, covenant or agreement made by Parent in this Plan, or any such representation has become untrue after the date of this Plan, such that, individually or together with other such breaches or failures of a representation to be true, Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or failure of a representation to be true is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent; provided, however, that the right to terminate this Plan pursuant to this clause (a) will not be available if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Plan;

(b) if the Merger shall not have been consummated by the Termination Date; provided that the right to terminate this Plan pursuant to this clause (b) will not be available if the failure of the Merger to be consummated by such date is due to the failure of the Company to perform its obligations under this Plan;

(c) if the approval of the holders of the Company Common Stock required by Section 6.1(a) shall not have been obtained at the Company Meeting; or

(d) if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger, or the denial of any Requisite Regulatory Approval, becomes final and non-appealable.

7.4 Effect of Termination and Abandonment. (a) In the event of the termination of this Plan and the abandonment of the Merger pursuant to this Article VII, this Plan (other than as set forth in Section 5.5(b), this Section 7.4 and Article VIII) will become void and of no effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination will relieve any party of any liability or damages resulting from any willful and material breach of this Plan; provided that in no event shall any party hereto be liable for any punitive damages. For purposes of this Plan, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Plan.

(b) The Company will pay Parent (as consideration for termination of Parent’s rights under this Plan), by wire transfer of immediately available funds, the sum of $2,400,000 (the “Termination Payment”) if this Plan is terminated as follows:

(1) if this Plan is terminated by Parent pursuant to Section 7.2(c) or (e), then the Company shall pay to Parent the entire Termination Payment on the second business day following such termination; and

(2) if this Plan is terminated (A) by Parent pursuant to Section 7.2 (a), (B) by Parent pursuant to Section 7.2(d) or the Company pursuant to Section 7.3(c) or (C) by Parent pursuant to Section 7.2(b) or the Company pursuant to Section 7.3(b) without a vote of the shareholders of the Company contemplated by this Plan at the Company Meeting having occurred, and in any such case an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated or made known to the senior management or board of directors of the Company (or any person shall have publicly announced, communicated or made publicly known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Plan and on or prior to the date of the Company Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then the Company shall pay to Parent (x) an amount equal to 20% of the Termination Payment on the second business day following such termination, and (y) if within 18 months after such termination the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal, then the Company shall pay the remainder of the Termination Payment on the date of such execution or consummation, provided, however, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to “20% or more” shall instead refer to “40% or more”.

(c) The Company and Parent agree that the agreements contained in Section 7.4(b) are integral parts of the transactions contemplated by this Plan, and that such amounts do not constitute a penalty. If the Company fails to pay Parent the amounts due under such Section 7.4(b) within the time periods specified in such section, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in the New York City edition of The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE VIII

Miscellaneous

8.1 Survival. Except for the agreements and covenants contained in Articles I and II, Sections 5.5(b), 5.9, 5.10 and 5.11, and this Article VIII, the representations, agreements and covenants contained in this Plan will be deemed only to be conditions of the Merger and will not survive the Effective Time.

8.2 Modification or Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties may modify or amend this Plan, by written agreement executed and delivered by duly authorized officers of the respective parties.

8.3 Waiver of Conditions. The conditions to each party’s obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

8.4 Counterparts. For the convenience of the parties, this Plan may be executed in any number of separate counterparts, each such counterpart will be deemed to be an original instrument and all such counterparts will together constitute the same agreement. The execution and delivery of this Plan may be effected by telecopier or any other electronic means such as e-mail.

8.5 Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

8.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

To Parent:	To the Company:
People’s United Financial, Inc. 850 Main Street, P.O. Box 1580 Bridgeport, Connecticut 06604 Attention: Robert E. Trautmann Facsimile: (203) 338-3600	Smithtown Bancorp, Inc. 100 Motor Parkway, Suite 160 Hauppauge, New York 11788 Attention: Bradley E. Rock Facsimile: (631) 360-9380

with copies to:	with copies to:
Simpson Thacher & Barlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Lee Meyerson Facsimile: (212) 455-2502	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attention: Mark J. Menting Facsimile: (212) 558-3588

8.7 Entire Agreement, Etc. This Plan (including the Disclosure Letters) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations, both written and oral, between the parties, with respect to the subject matter hereof. This Plan will not be assignable by operation of law or otherwise, and any attempted assignment in contravention of this Section 8.7 will be null and void.

8.8 Definitions of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates.

(a) When a reference is made in this Plan to a subsidiary of a Person, the term “subsidiary” has the meaning ascribed to that term in Rule 1-02 of Registration S-X under the Exchange Act. When a reference is made in this Plan to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly control, are controlled by or are under common control with such Person.

(b) Insofar as any provision of this Plan requires a subsidiary or an affiliate of a party to take or omit to take any action, such provision will be deemed to be a covenant by Parent or the Company, as the case may be, to cause such action or omission to occur.

8.9 Specific Performance. The parties agree that if any of the provisions of this Plan were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Plan and to enforce specifically the terms and provisions of this Plan, in addition to any other remedy at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

8.10 Expenses. Except as set forth in Section 7.4(b), each party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except that Parent will bear and pay the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with copying, printing and distributing the Registration Statement and the Proxy Statement for the approval of the Merger.

8.11 Interpretation; Effect.

(a) In this Plan, except as context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Annexes, Exhibits or Letters are to the Preamble to, a Recital or Section of or Annex, Exhibit or Letter to this Plan;

(2) to this Plan are to this Plan, and the Annexes, Exhibits and Letters to it, taken as a whole;

(3) to the “transactions contemplated hereby” include the transactions provided for in this Plan, including the Merger and the Bank Merger;

(4) to any agreement (including this Plan), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time;

(5) to any section of any statute or regulation include any successor to the section; and

(6) to any Governmental Entity include any successor to that Governmental Entity.

(b) The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Plan as a whole and not to any specific Section.

(c) The words “include,” “includes” and “including” are deemed to be followed by the words “without limitation.”

(d) The words “party” and “parties” refer to the Company and/or Parent, as applicable.

(e) The word “Person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

(f) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect the substance of this Plan.

(g) This Plan is the product of negotiation by the parties, which have had the assistance of counsel and other advisers. The parties intend that this Plan not be construed more strictly with regard to one party than with regard to the other.

(h) The disclosure in any Section of a Disclosure Letter will apply only to the indicated section of this Plan except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Plan.

8.12 Severability. The provisions of this Plan will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Plan, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Plan and the application of such provision to other Persons, entities or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.13 No Third-Party Beneficiaries. Nothing contained in this Plan, expressed or implied, is intended to confer upon any Person, other than the parties, any benefit, right or remedies, except that the provisions of Section 5.10 will inure to the benefit of the Persons referred to therein.

8.14 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Plan is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Plan or the transactions contemplated hereby. Each party certifies and acknowledges that: (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each party understands and has considered the implications of this waiver; (c) each party makes this waiver voluntarily; and (d) each party has been induced to enter into this Plan by, among other things, the mutual waivers and certifications in this Section 8.14.

8.15 Submission to Jurisdiction; Selection of Forum. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Plan or the transactions contemplated hereby exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (the “Chosen Courts”), and, solely in connection with claims arising under this Plan or the Merger that are the subject of this Plan, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.6 of this Plan.

[The next page is the signature page.]

IN WITNESS WHEREOF, this Plan has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

People’s United Financial, Inc.

By:	/s/ John P. Parnes
Name: John P. Barnes
Title: Interim President and Chief Executive Officer

Smithtown Bancorp, Inc.

By:	/s/ Bradley E. Rock
Name: Bradley E. Rock
Title: Chairman and Chief Executive Officer

[Signature Page]